                                                                    EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Registration Statement of El Sitio, Inc. on Form S-8 of our report dated October 22, 1999 (October 28, 1999 as to the effects of the share split described in Note 3 and November 5, 1999 as to the last sentence in the second paragraph in Note 14) appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte & Touche

DELOITTE & TOUCHE LLP
Certified Public Accountants
Miami, Florida
December 10, 1999